EXHIBIT 99.1
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John Owen to Retire as Regions Chief Operating Officer Following 38-Year Career in Business and Banking

Owen’s leadership has consistently led to greater innovation in financial services.

BIRMINGHAM, Ala. – Dec. 8, 2020 – Regions Financial Corp. on Tuesday announced Chief Operating Officer John Owen will retire effective March 15, 2021, following a nearly 38-year career in business and banking, the last 13 of which have been at Regions.

Owen’s experience and insights have benefited several of Regions’ business groups and, in turn, the people and businesses who turn to Regions for comprehensive and innovative financial services. Owen joined the company in 2007 as head of Operations and Technology. In 2009, he was named head of Regions’ Consumer Services group. He later served two years as head of Business Lines, which included the Business Services, Consumer Services, Consumer Lending and Wealth Management groups.

In 2014, Owen was chosen to lead the company’s Regional Banking group, and he later served as head of Enterprise Services and Consumer Banking before being named Chief Operating Officer in 2018. As Chief Operating Officer, Owen’s leadership has guided the bank’s Enterprise Operations, Information Technology, Data and Analytics, Corporate Real Estate and Procurement, Corporate Marketing and Digital Banking groups, as well as Regions’ company-wide Continuous Improvement initiatives to drive greater efficiency, accelerate revenue growth and make banking easier for customers.

“John is a visionary leader who embraces every opportunity to deliver competitive financial services that meet the needs of today’s customers,” said Regions President and CEO John Turner. “Together with the rest of our Executive Leadership Team, John has helped position Regions for long-term growth and continued innovation. He has been on the front lines for our customers, including working tirelessly this year to support our services for people and communities impacted by COVID-19. We wish John all the best as he retires, and we thank him sincerely for his many years of dedicated service.”

Under Owen’s leadership, Regions has consistently evolved how the bank serves consumers, such as unveiling an overhauled and upgraded Regions Mobile App for both iOS and Android devices earlier this year. In addition, Regions Bank was recently ranked first among regional banks in the J.D. Power 2020 U.S. Online Banking Satisfaction Study. During Owen’s tenure, Regions has also received recognition as a Javelin Trust in Banking leader and a top company for overall customer experience as ranked by various research firms.

“Over the last several years, our teams at Regions Bank have made significant progress in delivering new tools and services to help our customers reach their financial goals – while also positioning our company for continued growth and success,” Owen said. “These accomplishments are not the result of any one individual. Rather, they are the result of a dedicated team of professionals who bring their best on behalf of our clients every day. It has been an honor to serve Regions and its customers over the last 13 years, and I look forward to seeing Regions build on its foundation for success in the years to come.”

Active in the community, Owen has served on the boards of directors for the Birmingham Business Alliance, Innovation Depot and the United Way of Central Alabama, as well as the advisory board for the UAB Collat School of Business.

Before joining Regions, Owen was chief executive officer of Atlanta-based Assurant Specialty Property. Previously, Owen was senior vice president of Global Systems Development for Citicorp Credit Services, chief information officer of North American Operations for Arrow Electronics and senior vice president of technology for American Airlines. His career began in the Information Systems division of McDonnell-Douglas in 1983.

Following his retirement from Regions, Owen’s Enterprise Operations, Information Technology, and Data and Analytics responsibilities will be led by Regions’ Chief Operations and Technology Officer, Amala Duggirala. Duggirala will begin reporting directly to John Turner.

Kate Danella, currently Regions’ head of Strategic Planning and Consumer Bank Products and Origination Partnerships, will fill the newly created role of Chief Strategy and Client Experience Officer. Danella will lead the bank’s Strategic Planning, Digital Banking, Customer Experience, Corporate Communications, Corporate Marketing and Community Affairs divisions. Danella will continue to report to Turner.

Additionally, Dave Keenan, Regions’ Chief Human Resources Officer, will become Chief Administrative and Human Resources Officer and will lead business groups including Human Resources, Diversity and Inclusion, Learning and Development, Talent Acquisition, and Corporate Real Estate and Procurement. Keenan will continue reporting to Turner.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $145 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,400 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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